Patrick J. Duncan
December __, 1998
Page 1


                                                 [POG Letterhead]

                                                 December __, 1998



Mr. Patrick J. Duncan
[home address]

                  Re:      Confirmation of Employment Contract

Dear Pat:

         This letter is intended to reconfirm the existence of, and our mutual obligations under, the Employment Agreement between you and Pease Oil and Gas Company ("Company") dated as of December 27, 1994 ("Employment Agreement").

         As you know, the Company is presently considering one or more potential transactions in which the Company might be merged with or into another entity, acquired directly or indirectly by another entity, or involved in another similar type of transaction, all of which would require shareholder approval (hereafter referred to as a "Merger Transaction").

         In order to induce you to continue to serve as the interim President and as a director of the Company through at least the completion of a Merger Transaction, the Company, acting through the Executive Committee of the Board of Directors, hereby reconfirms and acknowledges the Com pany's obligations to you as set forth in the Employment Agreement.

         The following clarifications and understandings apply to our respective rights and obligations under the Employment Agreement:

         1. Duties. Since November 2, 1998, you have served as the interim President, reporting to the Executive Committee of the Board of Directors and the Board of Directors. Your duties under the Employment Agreement have been deemed to be revised accordingly.

         2. Compensation. Your present level of compensation is $105,000 annually, payable at the same time as other employees of the Company are paid. Exhibit C to the Employment Agreement is deemed to be revised to accurately reflect your current level of compensation.

         3. Termination Upon Change of Control. Under Section 3.7 of the Employment Agreement, the Company is obligated to pay certain amounts to you if you are terminated as a direct or indirect result of a change in control. The Company and you, by signing below, hereby confirm that our respective rights and obligations as set forth in Section 3.7 are in full force and effect. Further, we hereby agree that if you do not choose to be employed by any successor entity following a Merger Transaction, then the Company's obligations to you under
Section 3.7 of the Employment Agreement shall apply. Furthermore, the Company hereby confirms and agrees that all amounts pease\employment ag\duncan reconfirm.ag.wpd

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Patrick J. Duncan
December __, 1998
Page 2

which will be owed to you under Section 3.7 shall be paid to you in cash at the time of closing of any Merger Transaction.

         4. Reaffirm Employment Agreement. The Executive Committee of the Board of Directors expects that clarification of the Company's obligation to you under the Employment Agreement will provide additional incentive for you to continue to serve as the interim President through the completion of a Merger
Transactions. While it is not our understanding that this clarification amends or changes our respective rights or obligations as they presently exist, by signing below, the Company and you mutually agree that the Employment Agreement is in full force and effect and that our respective rights and obligations shall include the understandings and acknowledgments set forth in this letter.

         Please sign and return the extra copy of this letter in the place indicated below to acknowledge your understanding and agreement of the matters set forth in this letter.

                                            Sincerely,

                                            PEASE OIL AND GAS COMPANY



                                             By _______________________________
                                                William F. Warnick, Chairman

The matters set forth above are understood and agreed to:



---------------------------------------
Patrick J. Duncan

pease\employment ag\duncan reconfirm.ag.wpd